EXHIBIT 99.2

Internet Security Systems, Inc.

Supplemental Financial Data

Q3 2005
Revenue by theater
Americas	$54,251,000
EMEA	$16,475,000
Asia Pacific	$12,119,000

Proventia Appliance Revenue (a)	$26.6 million

Approximate average size of top 25 deals based on total contract value (a)	$635,000

Distribution channel fulfillment of consolidated product sales	77%

Managed Security Services (b)
% of total revenues	14%

DSO (c)	85

(a)	Between 25% and 30% of the 25 largest deals, based on total contract value, and total Proventia sales during the third quarter were to new customers.

(b)	Managed Security Services, consisting of security monitoring and management from ISS security operations centers, grew 19% in Q3 '05 over Q3 '04 to $11.5 million.

(c)	Days sales outstanding (DSO) equals accounts receivable divided by the sum of total revenues plus the change in deferred revenues in the quarter.

(d)	Hardware costs associated with appliances increased 14% in Q3 '05 over Q3 '04.

(e)	Customer support revenues, which includes security content updates and technical support, grew 17% in Q3 '05 over Q3 '04.

(f)	Costs of products sold includes amortization of licensed development source code in Q3 '05 and Q3 '04 of approximately $375,000.